Exhibit 10.11

EIGHTH MODIFICATION OF EMPLOYMENT AGREEMENT

AGREEMENT (the “Agreement”) made as of November 8, 2011 by and between PRESIDENTIAL REALTY CORPORATION, a Delaware corporation having offices at 180 South Broadway, White Plains, New York 10605 (the “Company”), and ELIZABETH DELGADO, residing at [Address] (“Employee”).

WITNESSETH:

WHEREAS, the Company and Employee have entered into an Employment Contract dated as of January 1, 1989 (the “Employment Agreement”), which Employment Agreement was modified by a First Modification Agreement dated January 1, 1992, a Second Modification Agreement dated January 1, 1995, a Third Modification Agreement dated January 1, 1998, a Fourth Modification Agreement dated January 1, 2000, a Fifth Modification Agreement dated January 1, 2003, a Sixth Modification Agreement dated January 1, 2006, and a Seventh Modification Agreement dated January 1, 2009 (collectively, the “Employment Agreement”); and

WHEREAS, the Company and the Employee desire to terminate the Employment Agreement on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1.           The Company has, simultaneously with the execution of this Agreement, paid Employee the sum of $175,000, the receipt of which is hereby acknowledged by Employee.

2.           Employee and the Company agree that the Employment Agreement is hereby terminated as of the date hereof (the “Termination Date”). Furthermore, as of the Termination Date, Employee resigns from any and all positions held at any of the Released Parties (as defined below).

3.           Except as specifically set forth herein, neither the Company nor Employee shall have any further rights or obligations under the Employment Agreement and Employee shall not have any rights in connection with her employment or engagement with the Company.  Employee acknowledges that except for any compensation to which she may be entitled for services rendered to the Company after the termination date as may be agreed between the Company and Employee, there are no further sums or other consideration due and owing to him by the Company on account of her prior employment by the Company or for any other reason.  Employee  reaffirms that as of the Termination Date, Employee shall have no further right to any compensation, fee or benefit from the Company, including but not limited to any salary, bonus, retirement payment, consulting payment, paid vacation, paid sick leave, fringe benefit, pension contribution, insurance, use of an automobile, or any other compensation to which Employee would otherwise be entitled.  Upon Employee’s execution of this Agreement, and in consideration for the payments described in Section 1 above, Employee hereby unconditionally releases and completely and forever discharges the Company, on behalf of and for the benefit of itself and all related corporate entities and partnerships, its and their members, officers, directors, managers, partners, shareholders, agents, attorneys, employees, successors and assigns (“Released Parties”) from any and all rights and claims, losses, damages, causes of action, complaints, lawsuits, obligations, demands and liabilities of any kind, whether known or unknown, suspected or unsuspected, arising directly or indirectly out of or in connection with any act, omission, or event related to her employment with the Company or the termination of her employment for any and all reasons.  This Agreement and such release of claims specifically includes any and all claims for attorney’s fees, expenses and costs which are incurred by Employee for any reason.  Employee specifically releases the Released Parties, to the maximum extent permitted by law, from any and all claims that she had, has, or may have against the Released Parties arising out of or relating to any conduct, matter, event or omission existing or occurring before the date of this Agreement, including, but not limited to, the following:

(a)	any rights or claims which Employee may have to any equity or equity-type interest in the Company beyond such rights or claims as a stockholder of the Company;

(b)	any rights or claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or compensation of any kind;

(c)	any rights or claims for reimbursement of expenses of any kind;

(d)
any rights or claims which Employee may have based upon the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, creed, national origin or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, which prohibits discrimination against disabled persons; the Employee Retirement Income Security Act, which regulates employment benefits or any other federal, state or local laws or regulations prohibiting employment discrimination or which otherwise regulate employment terms and conditions; or any rights or claims for retaliation under any of the foregoing laws;

(e)	any rights or claims under the National Labor Relations Act;

(f)	any rights or claims for violation of public policy;

(g)	any other rights or claims for retaliation and/or any whistleblower claims;

(h)	any rights or claims for emotional distress or pain and suffering; and/or

(i)
any other statutory or common law rights or claims, now existing or hereinafter recognized, known or unknown, asserted or unasserted, but not limited to breach of express or implied contract, wrongful discharge, unfair treatment, libel, slander, intentional infliction of emotional distress, invasion of privacy, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

In consideration of the reductions in the compensation payable to Employee provided in this Third Amendment and the other obligations of Employee hereunder, to the extent permitted by law and to the extent any such release would not adversely affect the rights of the Released Parties under any indemnification policy now or hereafter in effect, the Released Parties hereby unconditionally release and completely and forever discharge Employee, his heirs, Employees and assigns, from any and all rights and claims, losses, damages, causes of action, complaints, lawsuits, obligations, demands and liabilities of any kind, whether known or unknown, suspected or unsuspected, arising directly or indirectly out of or in connection with any act, omission, or event related to his employment with the Company or the termination of that employment for any and all reasons and occurring prior to the date of this Third Amendment.

4.           Notwithstanding the provisions of Section 3 herein, Employee does not waive any right to seek indemnity from the Company for those acts or omissions for which an officer of the Company would be entitled pursuant to the Company’s Certificate of Incorporation and/or bylaws, or any indemnification agreement or pursuant to any indemnification policy maintained by the Company for the benefit of Employee

5.           In conjunction with the execution of this Agreement and for the consideration received herein, Employee further agrees as follows:

(a)	To take no action and make no statement which is inconsistent with her obligations contained in this Agreement; and

(b)
To cooperate fully with any reasonable request of the Company or any other Released Party to provide truthful information and/or materials to them or to otherwise provide reasonable assistance to any of them in matters relating to the performance of her former duties.

6.           Employee will not divulge, furnish or make available to any person any knowledge or information with respect to the business or affairs of any Company or its subsidiaries which is confidential, including, without limitation, "know-how," trade secrets, customer and supplier lists, pricing policies, operational methods, marketing plans or strategies, business acquisition or disposition plans, new personnel employment plans, methods, technical processes, designs and design projects, inventions and research projects and financial budgets and forecasts of the Released Parties except (1) information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by Employee not permitted hereunder, and (2) when required to do so by a court of competent jurisdiction, by any governmental agency or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Employee to divulge, disclose or make accessible such information.  All memoranda, notes, lists, records, electronically stored data, recordings or videotapes and other documents (and all copies thereof) made or compiled by Employee or made available to Employee (whether during her employment by the Company or by any predecessor thereof) concerning the business of the Company or any predecessor thereof shall be the property of the Company.

7.           Employee will not, in any communication with any person or entity, including, without limitation, any actual or potential customer, client, investor, vendor, or business partner of Company, or any third-party media outlet, make any derogatory, disparaging or critical negative statements, orally, written or otherwise, against Company or any other Released Party.  Nothing herein shall prevent Employee from testifying truthfully in connection with any litigation, arbitration or administrative proceeding when compelled by subpoena, regulation or court order to do so.

8.           By entering into this Agreement, the Company and the Released Parties do not admit and expressly deny that they have violated any contract, rule, law or regulation, including, but not limited to, any federal, state or local law or regulation relating to employment or employment discrimination.

9.           The parties mutually agree that neither party will make any public announcements regarding the separation contemplated by this Agreement or disclose any of the terms of this Agreement without the prior written consent of the other party; provided, however, that the Company may disclose the terms of this Agreement as required by applicable law, including pursuant to the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PRESIDENTIAL REALTY CORPORATION

By:	/s/ Robert Feder
Robert Feder
Chairman of the Board of Directors

/s/ Elizabeth Delgado
Elizabeth Delgado